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                                                                    EXHIBIT 20.1


CISCO SYSTEMS TO ACQUIRE GLOBAL INTERNET SOFTWARE GROUP, INVESTS IN PARENT COMPANY GLOBAL INTERNET.COM; WINDOWS NT FIREWALL EXPERTISE TO COMPLEMENT CISCO'S PIX FIREWALL OFFERINGS

June 24, 1997  8:38 AM EDT

SAN JOSE, Calif.--(BUSINESS WIRE)--June 24, 1997--Cisco Systems, Inc. today announced it has signed a definitive agreement to acquire Global Internet Software Group, a wholly owned subsidiary of Global Internet.Com Inc. based in Palo Alto, CA. Cisco is also taking an undisclosed minority equity interest in Global Internet.Com Global Internet Software is a pioneer in the Windows NT network security marketplace.

Under the terms of the acquisition, approximately $40.25 million cash will be exchanged for all outstanding shares of Global Internet Software. In connection with the acquisition, Cisco expects a one-time charge against after-tax earnings of between 2 and 3 cents per share in the fourth fiscal quarter of 1997. The acquisition has received all required approvals from each company and is expected to be completed by late-July subject to various closing conditions including approval under the Hart Scott Rodino Antitrust Improvements Act.

CISCO NOW COVERS MULTIPLE AREAS IN THE FIREWALL MARKETPLACE

Firewalls are fast becoming a necessity, as growing numbers of businesses open up their networks to Internet traffic for networked commerce, training and networked information exchange. To complement Cisco's enterprise-class PIX firewall, today's acquisition of Global Internet Software and its Centri Security Manager Windows NT firewall is designed to meet the turnkey needs of small and medium businesses who are often without security engineers to design, build and support their networks offerings.

Global Internet's Windows NT management software will allow network administrators to simply install the firewall in minutes with step-by-step instructions and help the user determine appropriate security policies. Cisco is continuing to extend its product offerings as the leading provider of networking for the Internet with a wide range of network-aware software, hardware and appliances to protect networks from unauthorized intruders.

Upon completion of this acquisition, Cisco will be able to deliver a Windows NT network firewall suite capable of examining credentials including names applications, Internet Protocol (IP) addresses and other inquiry characteristics against access rules programmed by the systems administrator. In addition, Cisco users will be able to leverage Global Internet.Com's expertise in network integration, design, security, consulting and management services. In conjunction with today's announcement, a Cisco executive will also retain a seat on Global Internet.Com's Board of Directors.






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The approximately 20 employees of the Global Internet Software development team will continue to work out of two locations, the SF Bay area and a remote office in Champaign, IL. All employees will become part of the Internet Appliances and Applications Business Unit headed by Vice President and General Manager Christine Hemrick within Cisco's Small/Medium Business line of business.

ABOUT GLOBAL INTERNET SOFTWARE GROUP

Global Internet Software Group specializes in security solutions for Microsoft Windows NT networks. Parent company Global Internet.Com, whose principal investor is New York-based Welsh, Carson, Anderson and Stowe, builds, manages and secures corporate networks with a focus on medium- size business. News and information are available at http://www.globalinternet.com,http://www.centri.com or by calling (800) 682-5550.

ABOUT CISCO SYSTEMS

Cisco Systems, Inc. (NASDAQ:CSCO) is the worldwide leader in networking for the Internet. News and information are available at http://www.cisco.com.

Note to Editors:

Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of Cisco Systems, Inc. in the U.S. and certain other countries. Microsoft is a registered trademark and Windows NT is a trademark of Microsoft Corporation. All other trademarks mentioned in this document are the property of their respective owners.

This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Cisco with the SEC, specifically the most recent reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing risks, risks associated with the Internet infrastructure, volatility of stock price, financial risk management and future growth subject to risks.